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                                                                 Exhibit 99.1

                                 QRS CORPORATION
                      SPECIAL NON-OFFICER STOCK OPTION PLAN


                                   ARTICLE ONE

                                     GENERAL

         A. This Special Non-Officer Stock Option Plan is intended to promote the interests of QRS Corporation, a Delaware corporation, by authorizing an additional reserve of shares of the Corporation's common stock for issuance through long-term option grants to individuals in the employ of the Corporation (or any Parent or Subsidiary) who are neither officers of the Corporation nor members of the Board and who are not otherwise Section 16 Insiders.

         B. The Plan shall become effective immediately upon adoption by the Board on December 24, 1997.

         C. This Plan shall supplement the authorized share reserve under the Corporation's 1993 Stock Option/Stock Issuance Plan, and share issuances under this Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under the 1993 Stock Option/Stock Issuance Plan. In addition, share issuances under the 1993 Stock Option/Stock Issuance Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under this Plan.

              Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

    I.   ADMINISTRATION OF THE PLAN

         A. The Plan Administrator shall have full power and discretion (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding option grants thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option thereunder.

         B. The individuals serving as Plan Administrator shall serve for such period as the Board may determine and shall be subject to removal by the Board at any time.


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         C.   Service as Plan Administrator shall constitute service as a
Board member, and each Board member serving as Plan Administrator shall accordingly be entitled to full indemnification and reimbursement as a Board member for such service. No individual serving as Plan Administrator shall be liable for any act or omission made in good faith with respect to the Plan or any option granted under the Plan.

    II.  ELIGIBILITY

         A. The persons eligible to participate in the Plan shall be limited to those Employees who are neither officers of the Corporation nor members of the Board and who are not otherwise Section 16 Insiders.

         B. The Plan Administrator shall have full authority to determine which eligible Employees are to receive option grants under the Plan, the number of shares to be covered by each such grant, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding. All options granted under the Plan shall be Non-Statutory Options.

    III. STOCK SUBJECT TO THE PLAN

         A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 150,0000 shares, subject to adjustment from time to time in accordance with the provisions of this Section III.

         B. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of
Section III of Article Two), then the shares subject to the portion of each option not so exercised shall be available for subsequent issuance under the Plan. Should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the holder of such option.

         C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities and price per share in effect under each option outstanding under the Plan. Such adjustments to the outstanding


                                       2.

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options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.


                                       3.

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                                   ARTICLE TWO

                              OPTION GRANT PROGRAM


    I.   OPTION TERMS

              Options granted under the Plan shall be authorized by action of the Plan Administrator and shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below. All such granted options shall be Non-Statutory Options.

              A.   Exercise Price.

                   1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

                   2. Full payment of the exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

                        (i)       cash or check made payable to the
         Corporation's order,

                        (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                        (iii) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation in connection with such purchase and to (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

              Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.


                                       4.

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             B.    Term and Exercise of Options. Each option shall be
exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing such option. No option shall have a maximum term in excess of ten (10) years. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable except for a transfer of the option effected by will or by the laws of inheritance following the Optionee's death.

             C.    Effect of Termination of Service.

                   1. The following provisions shall govern the exercise of any option held by the Optionee at the time of cessation of Service or death:

                        (i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while the option is outstanding, then Optionee shall retain the right to exercise that option until the earlier of (A) the expiration of the three (3)-month period commencing with the date of such cessation of Service or (B) the expiration of the ten (10)-year option term.

                        (ii) If the Optionee dies while holding an outstanding option, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of inheritance shall have the right to exercise the option. Such right shall lapse, and the option shall cease to be outstanding, upon the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (B) the expiration of the ten
         (10)-year option term.

                        (iii) Should Optionee cease Service by reason of Permanent Disability while the option is outstanding, then Optionee shall retain the right to exercise that option until the earlier of (A) the expiration of the twelve (12)-month period commencing with the date of such cessation of Service or (B) the expiration of the ten (10)-year option term.

                        (iv) Should Optionee's Service be terminated for Misconduct, then each outstanding option held by the Optionee shall terminate immediately and cease to remain outstanding.

                        (v) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of shares for which the option is exercisable on the date of Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any otherwise exercisable shares for which the option has not been exercised. However,


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         the option shall, immediately upon Optionee's cessation of Service for any reason, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable.

                   2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                        (i) extend the period of time for which the option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

                        (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments for which the option would have become exercisable had the Optionee continued in Service.

              D. Shareholder Rights. A Optionee shall have none of the rights of a shareholder with respect to any option shares until such person shall have exercised the option and paid the exercise price for the purchased shares.

    II.       CORPORATE TRANSACTION

              A. In the event of any Corporate Transaction, each option which is at the time outstanding under the Plan shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of those shares as fully-vested shares. However, an outstanding option under the Plan shall not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to such option or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

              B. The Plan Administrator shall have the discretionary authority to structure one or more options under the Plan so that those options shall immediately accelerate upon an Involuntary Termination of the Optionee's Service within a designated period (not to exceed twelve


                                       6.

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(12) months) following the effective date of a Corporate Transaction in which those options are assumed by the successor corporation and accordingly do not accelerate at the time of such Corporate Transaction.

              C. Immediately following the consummation of the Corporate Transaction, all outstanding options under the Plan shall terminate and cease to remain outstanding, except to the extent assumed by the successor corporation or its parent company.

              D. Each outstanding option which is assumed in connection with the Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the Optionee, in consummation of the Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

              E. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    III.      CANCELLATION AND REGRANT OF OPTIONS

              The Plan Administrator shall have the sole and exclusive authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than the Fair Market Value of the Common Stock on the new grant date.


                                       7.

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                                  ARTICLE THREE

                                  MISCELLANEOUS


    I.        AMENDMENT OF THE PLAN

              The Board has complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to stock options at the time outstanding under the Plan, unless the affected Optionees consent to such amendment.

    II.       TAX WITHHOLDING

              The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income tax and employment tax withholding requirements.

    III.      EFFECTIVE DATE AND TERM OF PLAN

              A. This Plan became effective upon approval by the Board at the December 24, 1997 Board meeting and shall not be subject to shareholder approval.

              B. The Plan shall terminate upon the earlier of (i) December 31, 2007 or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of options under the Plan. If the date of termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.

    IV.       USE OF PROCEEDS

              Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants under the Plan shall be used for general corporate purposes.

    V.        REGULATORY APPROVALS

              A. The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of the stock options granted hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the Common Stock issued pursuant to it.


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              B.   No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

    VI.       NO EMPLOYMENT/SERVICE RIGHTS

              Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in Service for any period of specific duration, and the Corporation (or any Parent or Subsidiary employing such individual) may terminate such individual's Service at any time and for any reason, with or without cause.


                                       9.

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                                    APPENDIX


              The following definitions shall be in effect under the Plan:

    A.        Board shall mean the Corporation's Board of Directors.

    B.        Code shall mean the Internal Revenue Code of 1986, as amended.

    C.        Common Stock shall mean the Corporation's common stock.

    D. Corporate Transaction shall mean any of the following shareholder-approved transactions to which the Corporation is a party:

              - a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated;

              - the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation; or

              - any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

    E. Corporation shall mean QRS Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of QRS Corporation which shall by appropriate action adopt the Plan.

    F. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

    G. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.


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    H.   Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

              - If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

              - If the Common Stock is at the time listed on any national securities exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on that exchange, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    I. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

              - such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

              - such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

    J. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by the Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may


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consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

    K. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

    L. Optionee shall mean any person to whom an option is granted under the Plan.

    M. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    N. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

    O. Plan shall mean the Corporation's Special Non-Officer Stock Option Plan, as set forth in this document.

    P. Plan Administrator shall mean the committee comprised of one or more Board members appointed by the Board to administer the Plan.

    Q. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

    R. Service shall mean the provision of services on a periodic basis to the Corporation (or any Parent or Subsidiary) in the capacity of an Employee or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option agreement.

    S. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.



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